                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Hayes Lemmerz International, Inc.


We consent to incorporation by reference in the registration statement on Form S-3 of Hayes Lemmerz International, Inc. of our reports dated April 18, 2005, with respect to the consolidated balance sheets of Hayes Lemmerz International, Inc. and subsidiaries as of January 31, 2005 and 2004 (the Successor), and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the year ended January 31, 2005, and for the period from June 1, 2003 to January 31, 2004 (Successor periods), the period from February 1, 2003 to May 31, 2003 and the year ended January 31, 2003 (Predecessor periods), and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of January 31, 2005 and the effectiveness of internal control over financial reporting as of January 31, 2005, which reports appear in the January 31, 2005 annual report on Form 10-K of Hayes Lemmerz International, Inc. We also consent to the reference to our firm under the heading "Experts" in the prospectus.

Our report on financial statements dated April 18, 2005 contains an explanatory paragraph that states that on June 3, 2003, the Company emerged from bankruptcy pursuant to a Plan of Reorganization confirmed by the Bankruptcy Court by order dated May 12, 2003. Accordingly, the consolidated financial statements of the Successor have been prepared in conformity with the fresh start accounting provisions of the AICPA's Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." As a result, the consolidated financial statements of the Successor are presented on a different basis than that prior to the reorganization and, therefore, are not comparable in all respects. Also, for the year ended January 31, 2005, our report on financial statements refers to the elimination of the one-month lag previously related to the consolidation of the financial statements of international subsidiaries. In addition, our report on financial statements refers to changes in the method of accounting for goodwill and other intangible assets, effective February 1, 2002.

Our report dated April 18, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 31, 2005, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of January 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness has been identified and included in management's assessment related to the lack of adequate expertise, a lack of documentation, and ineffective reconciliation procedures associated with income tax accounting matters. Because of these deficiencies, management did not detect errors in the accounting for income tax amounts in a timely manner as of and for the year ended January 31, 2005. Specifically, errors were detected that resulted in an adjustment of amounts recorded for current and deferred income tax expense and accrued income tax liabilities.

/s/ KPMG LLP

Detroit, Michigan
May 6, 2005